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                                  EXHIBIT 99.1



                             1993 STOCK OPTION PLAN
                         FOR NEW NON EMPLOYEE DIRECTORS


VOTED:             That the establishment and naming of the 1993 Stock Option
- ------             Plan for New Non-Employee Directors, and the issuance of the indicated number of stock options to the new non-employee
May 22, 1996       directors named below in lieu of the attempted grant of
                   options to said individuals under the 1987 General Stock
                   Option Plan, the conditions of which grant were not satisfied, at an exercise price per share of $6.5375 be, and hereby is, confirmed and approved:

                   Hamilton W. Helmer             5,000
                   Donald J. McCarren             5,000